PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
April 30, 2019	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Announces Earnings for the First Quarter of 2019

Declares Cash Dividend of $0.20 per Share

(Manhattan, KS, April 30, 2019) – Landmark Bancorp, Inc. (Nasdaq: LARK), a bank holding company serving 23 communities across Kansas, reported net earnings of $2.2 million ($0.50 per diluted share) for the quarter ended March 31, 2019, compared to net earnings of $2.1 million ($0.48 per diluted share) for the first quarter of 2018. Management will host a conference call to discuss Landmark’s earnings at 10:00 a.m. (Central time) on Wednesday, May 1, 2019. Investors may participate via telephone by dialing (877) 510-0473. A replay of the call will be available through June 1, 2019, by dialing (877) 344-7529 and using conference number 10130518.

Additionally, Landmark’s Board of Directors declared a cash dividend of $0.20 per share, to be paid May 29, 2019, to common stockholders of record as of the close of business on May 15, 2019.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented: “Landmark’s net earnings of $2.2 million in the first quarter of 2019 reflect strong core earnings and the continued growth of our community banking relationships across Kansas. Net earnings increased 4.0% compared to the first quarter of 2018. The steady loan growth we delivered throughout 2018 drove a 9.1% increase in net interest income during the first quarter of 2019, which was partially offset by higher non-interest expense and lower non-interest income. During the first quarter of 2019, return on average assets was 0.91% compared to 0.92% in the same period of 2018. Return on average equity was 9.52% in the first quarter of 2019 compared to 9.91% in the same period of 2018. We are pleased to achieve another strong core performance in the first quarter of 2019. We believe Landmark’s risk management practices and capital strength continue to position us well for long-term growth. Landmark’s commitment to community banking – meeting the financial needs of families and businesses with service that is both personal and high-tech – continues to build our presence across Kansas.”

First Quarter Financial Highlights

Net interest income was $7.2 million for the quarter ended March 31, 2019, an increase of $602,000, or 9.1%, from the first quarter of 2018. The increase resulted from a 5.8% increase in average interest-earning assets, from $834.2 million in the first quarter of 2018 to $883.0 million in the first quarter of 2019. The growth in loans also contributed to an increase in net interest margin, on a tax-equivalent basis, from 3.34% in the first quarter of 2018 to 3.41% in the same period of 2019. Landmark recorded a provision for loan losses of $200,000 during the first quarters of both 2019 and 2018.

Total non-interest income was $3.3 million in the first quarter of 2019, a decrease of $145,000, or 4.3%, compared to the same period of 2018, primarily as a result of decreases of $67,000 in fees and service charges and $41,000 in gains on sales of loans. The decline in fees and service charges was primarily related to lower fee income on deposit accounts while gains on sales of loans declined due to lower origination volumes of one-to-four family residential real estate loans. Also contributing to the decline in non-interest income, Landmark reported $35,000 of gains on sales of investment securities during the first quarter of 2018 compared to none in the first quarter of 2019.

Non-interest expense totaled $7.7 million for the first quarter of 2019, an increase of $288,000, or 3.9%, from $7.4 million for the first quarter of 2018. The increase in non-interest expense was primarily due to an increase of $354,000 in compensation and benefits as a result of the addition of bank employees and increased compensation costs. Partially offsetting that increase was a decline of $117,000 in other non-interest expense which was impacted by the accrual of loss reserves at Landmark’s captive insurance subsidiary in the first quarter of 2018.

Landmark recorded income tax expense of $341,000 in the first quarter of 2019 compared to $256,000 in the same period of 2018. The effective tax rate increased from 10.9% in the first quarter of 2018 to 13.5% in the first quarter of 2019 primarily as a result of the recognition of $64,000 of excess tax benefits from the exercise of stock options during the first quarter of 2018.

Balance Sheet Highlights

Total assets decreased $4.8 million, or 0.5%, to $981.0 million at March 31, 2019, from $985.8 million at December 31, 2018. Net loans increased $1.3 million, or 0.3%, to $490.7 million at March 31, 2019, compared to $489.4 million at year-end 2018. Investment securities decreased $2.7 million, or 0.7%, to $390.4 million at March 31, 2019, from $393.1 million at December 31, 2018. Deposits decreased $1.8 million, or 0.2%, to $821.8 million at March 31, 2019, compared to $823.6 million at December 31, 2018. Federal Home Loan Bank and other borrowings decreased $8.1 million, or 14.3%, to $48.8 million at March 31, 2019, compared to $56.9 million at December 31, 2018. Stockholders’ equity increased to $96.8 million (book value of $22.15 per share) at March 31, 2019, from $91.9 million (book value of $21.02 per share) at December 31, 2018. The ratio of equity to total assets increased to 9.87% at March 31, 2019, from 9.32% at December 31, 2018. Our stockholders’ equity increased during the first three months of 2019 primarily as a result of net earnings and a decrease in the unrealized losses on our investment portfolio.

The allowance for loan losses totaled $5.9 million, or 1.20% of gross loans outstanding, at March 31, 2019, compared to $5.8 million, or 1.16% of gross loans outstanding, at December 31, 2018. Non-performing loans increased to $6.7 million, or 1.35% of gross loans, at March 31, 2019, from $5.2 million, or 1.06% of gross loans, at December 31, 2018. The increase in non-performing loans was related to various loan relationships, with the largest consisting of an $831,000 agriculture loan relationship. Landmark recorded net loan charge-offs of $27,000 during the first three months of 2019 compared to $15,000 during the same period of 2018.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 29 locations in 23 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the strength of the local, national and international economy; (ii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, insurance, monetary, trade and tax matters; (iii) changes in interest rates and prepayment rates of our assets; (iv) increased competition in the financial services sector and the inability to attract new customers; (v) timely development and acceptance of new products and services; (vi) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (vii) the loss of key executives or employees; (viii) changes in consumer spending; (ix) integration of acquired businesses; (x) unexpected outcomes of existing or new litigation; (xi) changes in accounting policies and practices; (xii) the economic impact of armed conflict or terrorist acts involving the United States; (xiii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xiv) declines in the value of our investment portfolio; (xv) the ability to raise additional capital; (xvi) cyber-attacks; (xvii) declines in real estate values; and (xviii) the effects of fraud on the part of our employees, customers, vendors or counterparties. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.

Financial Highlights

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED BALANCE SHEETS (unaudited):

	March 31, 2019	December 31, 2018
ASSETS:
Cash and cash equivalents	$14,333	$19,114
Investment securities	390,386	393,121
Loans, net	490,673	489,373
Loans held for sale	6,607	4,743
Premises and equipment, net	21,111	21,127
Bank owned life insurance	24,501	24,342
Goodwill	17,532	17,532
Other intangible assets, net	2,925	3,091
Other assets	12,935	13,341
TOTAL ASSETS	$981,003	$985,784

LIABILITIES AND STOCKHOLDERS’ EQUITY:
Deposits	$821,801	$823,648
Federal Home Loan Bank and other borrowings	48,764	56,897
Other liabilities	13,591	13,338
Total liabilities	884,156	893,883
Stockholders’ equity	96,847	91,901
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$981,003	$985,784

LOANS (unaudited):

One-to-four family residential real estate	$135,871	$136,895
Construction and land	18,386	20,083
Commercial real estate	141,148	138,967
Commercial	79,103	74,289
Agriculture	94,905	96,632
Municipal	2,922	2,953
Consumer	24,160	25,428
Net deferred loan costs and loans in process	116	(109)
Allowance for loan losses	(5,938)	(5,765)
Loans, net	$490,673	$489,373

NON-PERFORMING ASSETS (unaudited):

Non-accrual loans	$6,688	$5,236
Accruing loans over 90 days past due	-	-
Non-performing investment securities	-	-
Real estate owned	54	35
Total non-performing assets	$6,742	$5,271

RATIOS (unaudited):

Loans 30-89 days delinquent and still accruing to gross loans outstanding	0.45%	0.34%
Total non-performing loans to gross loans outstanding	1.35%	1.06%
Total non-performing assets to total assets	0.69%	0.53%
Allowance for loan losses to gross loans outstanding	1.20%	1.16%
Allowance for loan losses to total non-performing loans	88.79%	110.10%
Equity to total assets	9.87%	9.32%
Book value per share	$22.15	$21.02

Financial Highlights (continued)

(Dollars in thousands, except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS (unaudited):

	Three months ended March 31,
	2019	2018
Interest income:
Loans	$6,461	$5,379
Investment securities and other	2,423	2,222
Total interest income	8,884	7,601

Interest expense:
Deposits	1,331	541
Borrowed funds	357	466
Total interest expense	1,688	1,007

Net interest income	7,196	6,594
Provision for loan losses	200	200
Net interest income after provision for loan losses	6,996	6,394

Non-interest income:
Fees and service charges	1,689	1,756
Gains on sales of loans, net	1,120	1,161
Bank owned life insurance	159	159
Gains on sales of investment securities, net	-	35
Other	288	290
Total non-interest income	3,256	3,401

Non-interest expense:
Compensation and benefits	4,143	3,789
Occupancy and equipment	1,062	1,078
Data processing	414	365
Amortization of intangibles	264	277
Professional fees	396	388
Advertising	166	167
Federal deposit insurance premiums	68	72
Foreclosure and real estate owned expense	41	13
Other	1,174	1,291
Total non-interest expense	7,728	7,440

Earnings before income taxes	2,524	2,355
Income tax expense	341	256
Net earnings	$2,183	$2,099

Net earnings per share (1)
Basic	$0.50	$0.49
Diluted	0.50	0.48

Shares outstanding at end of period (1)	4,372,116	4,323,987

Weighted average common shares outstanding - basic (1)	4,372,116	4,313,203
Weighted average common shares outstanding - diluted (1)	4,386,293	4,358,531

OTHER DATA (unaudited):

Return on average assets (2)	0.91%	0.92%
Return on average equity (2)	9.52%	9.91%
Net interest margin (2)(3)	3.41%	3.34%

(1)	Share and per share values at or for the period ended March 31, 2018 have been adjusted to give effect to the 5% stock dividend paid during December 2018.
(2)	Information for the three months ended March 31 is annualized.
(3)	Net interest margin is presented on a fully tax equivalent basis, using a 21% federal tax rate.